Quest Resource Holding Corporation Acquires Regional Asset-Light Waste Service Provider

The Colony, TX, February 15, 2022 - Quest Resource Holding Corporation (Nasdaq: QRHC) ("Quest"), a national leader in environmental waste and recycling services, announced today that it has acquired an independent environmental services company primarily servicing customers in the northeast region of the United States. The transaction is expected to be accretive on a free cash flow per share basis.

The total consideration of the acquisition at close is $3.35 million, which was paid in cash. We expect the acquired business, which mainly consists of customer contracts, to produce proforma annual net operating income of $0.6 million.

“This acquisition expands our presence in the commercial real estate market with the average relationship with the largest 10 customers of more than 7 years,” said Quest President and Chief Executive Officer S. Ray Hatch. “We look forward to providing additional value and offering broader service capabilities to this client base.”

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable our customers to achieve and satisfy their environmental and sustainability goals and responsibilities. Quest provides businesses across multiple industry sectors with single source, customer specific solutions to address a wide variety of waste streams and recyclables generated by their operations. Quest also provides information and data that tracks and reports the environmental results of Quest’s services, provides actionable data to improve business operations, and enables Quest’s customers to achieve and satisfy their environmental and sustainability goals and responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief in our ability to provide additional value and offer broader service capabilities to the acquired client base, and our expectation that the acquired business will produce proforma annual net operating income of $0.6 million. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties, and actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including those discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC - Joe Noyons • 817.778.8424

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